BLOCK TIME AGREEMENT
                                     between
                        CancerOption.com and ProNet, Inc.

This Block Time Agreement ("Agreement") is entered into by and between CancerOption.com, an Arizona corporation ("Company"), and ProNet, Inc., an Arizona corporation. The effective date of this agreement is July 27, 1999.

RECITALS

Company wishes to obtain the services of ProNet, Inc. to assist the Company. ProNet, Inc. has negotiated the terms of such an agreement with Company and has agreed to the terms as set forth hereafter.

AGREEMENT

The Parties hereby agree as follows:

1.   TERM OF AGREEMENT

Company hereby hires ProNet, Inc. and ProNet, Inc. accepts such employment for a term of one month commencing July 27, 1999, and terminating August 27, 1999, unless sooner terminated as hereafter provided.

1.1  GENERAL PROVISIONS

1.1.1 SURVIVAL OF AGREEMENT. This Agreement shall not be terminated by a restructuring of the CancerOption.com or of ProNet, Inc. If either of the parties restructures but remains in the business, the contract shall survive.

1.1.2 LEGAL REPRESENTATION. Each party acknowledges that they were advised that they were entitled to separate counsel and they have either employed such counsel or voluntarily waived their right to consult with counsel.

1.1.3 NOTICES. All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by hand delivery, first class mail, or faxed, addressed as follows:

CancerOption.com                                    ProNet, Inc.
7332 East Butherus Drive                            2980 E. Northern Avenue
Suite 101                                           Suite B1
Scottsdale, AZ 85260                                Phoenix, AZ 85028
(480) 948-9199                                      (602) 850-0101
(480) 948-4480



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All such notices and communications shall be deemed to have been duly given when delivered by hand. If personally delivered; three (3) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed, and when receipt is acknowledged, if faxed.

1.1.5 ATTORNEY'S FEES. In the event that a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including without limitation, reasonable attorneys' fees and expenses , incurred in ascertaining such party's rights or in preparing to enforce, or in enforcing, such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

1.1.6 COMPLETE AGREEMENT OF THE PARTIES. This is the complete agreement of the parties and it supercedes any agreement that has been made prior to this agreement.

1.1.7 ASSIGNMENT. This Agreement is of a personal nature and may not be assigned.

1.1.8 BINDING. This Agreement shall be binding both of the parties hereto.

1.1.9 NUMBER AND GENDER. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural. The masculine gender shall include the feminine and neuter genders, and the word "person" shall include a corporation, firm, partnership, or other form of association.

1.1.10 GOVERNING LAW. The parties hereby expressly acknowledge and agree that this Agreement is entered into the state of Arizona and, to the extent permitted by law, this Agreement shall be construed, and enforced in accordance with the laws of the state of Arizona.

1.1.11 FAILURE TO OBJECT NOT A WAIVER. The failure of a party to object to, or to take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach or of any future violation, breach or wrongful conduct until 90 days since the wrongful act or omission to act has passed.

1.1.12 UNENFORCEABLE TERMS. Any provision hereof prohibited or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

1.1.13 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatory to the original and same counterpart.





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1.1.14  FURTHER  ASSISTANCE.  From time to time each  party  shall  execute  and deliver such fine instruments and shall take such other action as any other party may reasonably request in order of discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

1.1.15 INCORPORATION BY REFERENCE. All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

1.1.16 CROSS REFERENCES. All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions in this Agreement, and shall not be deemed to be references to any overall transaction or to any other agreements or documents.

1.1.17 MISCELLANEOUS PROVISIONS. The various headings and numbers herein and the growing of provisions of this Agreement into separate divisions are for the purpose of convenience only and shall not be considered a part hereof. The language in all parts of this Agreement shall in all case be construed in accordance to its fair meaning as if prepared by all parties to the Agreement and not directly for or against any of the parties.

1.1.18 DELAY OF DUTIES. ProNet, Inc. will not be liable for any delay due to circumstances beyond its control including work of the companies employees, casualty, or unavailability of access to equipment.

1.1.19 FAILURE TO PAY. In the event that the company fails to pay any periodic or installment payment due hereunder, ProNet, Inc. may cease said support without breach pending payment or resolution of any dispute.

2.       SERVICES OF ProNet, Inc.

ProNet, Inc. agrees to provide to CancerOption.com the following srevices:

100 hours of strategic consulting time to be used throughout the term of this agreement. 80 hours of web design and development time to be used throughout the term of this agreement.

Proxy items for strategic consulting hours will be as follows:

Technology  review of current  Cancer  Options Web Site, as listed in Apendix A:
Risk Analysis Proposal under section headed "Technology Risks", consideration especially given to possibility of relocation with a new ISP and site backup strategies. A report will be provide ddemonstrating the findings of the review.

Any remaining strategic consulting time will be given to the items listed under the "Internet Business Model Risks" section of Appendix A: Risk Analysis.

Priority Items for web design and development will be as follows:



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Carefully review the homepage of the  CancerOptions.com  site and present design alternatives to choose between Implement the final design choice.

Evaluate site as a whole and make changes as required.

2.1 SUBCONTRACTORS. ProNet, Inc. may at its discretion engage subcontractors "John Max" and "Julie Bonaduce" to perform work hereunder, provided that ProNet, Inc. will pay said subcontractors and in all instances remain responsible for proper completion of this contract.

2.2 HOURS. ProNet, Inc. upon completion of the Block Time hours will charge at the rates of two hundred dollars an hour for strategic consulting, and sixty dollars per hour for design and development.

3.       NECESSARY SERVICES

3.1 PERFORMANCE OF DUTIES. ProNet, Inc. agrees that he shall, and any subcontractor's work shall be performed by individuals authorized to perform such work. This work will entail at all time faithfully, industriously, and to the best of their ability, experience and talents, all of the duties that may reasonably be assigned to them hereunder and, shall devote such time to the performance of such duties as may be necessary therefor.

4.       COMPENSATION

In consideration for the services required of ProNet, Inc. hereunder, Company agrees to compensate ProNet, Inc. as follows.

4.1 PAYMENT. Company shall pay to ProNet, Inc. the sum of $24,800.00 in two parts: $12, 400.00 immediately upon signing this contract, $12,400.00 15 days after signing this contract.

4.2 EXPENSE REIMBURSEMENT. The Company shall reimburse ProNet, Inc. for any out-of-pocket expenses, to include but not limited to, parts & supplies, hardware, software, cable, etc., incurred in connection with the negotiation and execution of this Agreement and the performance of services required of ProNet, Inc. hereunder.

5.       INDEPENDENT CONTRACTOR

In performing services and duties hereunder, ProNet, Inc. and any person acting on ProNet's behalf shall do so as independent contractors and are not, and are not to be deemed, employees or agents of Company or any other person acting on behalf of Company ProNet, Inc. shall be responsible for meeting any legal requirements imposed on ProNet, Inc. or any person acting on his behalf as a result of this Agreement, including but not limited to the filing of income tax returns and the payment of taxes and ProNet, Inc. agrees to indemnify Company for the failure to do so, if Company is required to make any such payment otherwise due by ProNet, Inc. or any such person acting on ProNet's behalf.


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6.       REMEDY FOR BREACH

Company and ProNet agree that they shall attempt to settle any claim or controversy arising out of this agreement through consultation and negotiation in the spirit of mutual friendship and cooperation. If any such attempt should fail, then the dispute shall first be submitted to a mutually acceptable neutral advisor having expertise in the area of the dispute for initial fact finding and mediation. Neither party shall unreasonably withhold acceptance of such an advisor, and selection of such an advisor shall be made within 45 days after written notice by one of the parties for such fact findings and mediation. The cost of such fact finding and mediation, and of all other subsequent alternative dispute resolution agreed upon by the parties, shall be shared equally by Company and ProNet. Any dispute which the parties cannot so resolve between themselves in good faith within six months of the date of the initial demand in writing by either party for such fact finding shall be finally determined by a court within Maricopa County, Arizona.

7.       TERMINATION

7.1 CAUSES FOR TERMINATION. This Agreement shall terminate immediately upon the occurrence of any one of the following events.

7.1.1    The expiration of the term hereof;

7.1.2    The written agreement of the parties;

7.1.3. The occurrence of circumstances that make it impossible for the business of the Company to be continued;

7.1.4 The occurrence of circumstances that make it impossible for the business of ProNet, Inc. to be continued;

7.1.5 ProNet's breach of his duties hereunder, unless waived by Company or cured by ProNet, Inc. within 10 days after Company's having given written notice thereof to ProNet, Inc.

7.1.6 Company's breach of its duties hereunder, unless waived by ProNet, Inc. or cured by Company within 30 days after ProNet, Inc.'s having given written notice thereof to Company.

7.2 COMPENSATION UPON TERMINATION. Unless otherwise mutually agreed in writing by the parties, the termination of this Agreement due to any cause other than that specified in subsection 7.1.4 shall not relieve Company of its obligation to make any proper payment of money which would have been required, or could have been required by ProNet, Inc., pursuant to Sections 4.1, 4.2, and 4.3, if this Agreement had not been so terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.



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CancerOption.com:


/s/
------------------------------------




ProNet,Inc.

/s/ Jonathan S. Teets
------------------------------------
Jonathan S. Teets